Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Amphitrite Digital Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Other	Underwriter’s warrants(3)	Rule 457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock issuable upon exercise of the Underwriter’s Warrants(4)(5)	Rule 457(o)	161,000	$4.95	$796,950	0.00014760	117.63
Fees to be Paid	Equity	Common Stock, par value $0.001 per share(5)	Rule 457(o)	2,012,500	$4.50	$9,056,250	0.00014760	1,336.70
	Total Offering Amounts					$9,853,200	0.00014760	$1,454.33
	Total Fees Previously Paid							$2,020.72
	Total Fee Offsets
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended
(4)	Represents the shares underlying the warrants issuable to the underwriters to purchase a number of shares of common stock equal to 8.0% of the aggregate number of shares of common stock sold in this offering, including the overallotment option, at an exercise price equal to 110% of the public offering price per share.
(5)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriters to cover over-allotments. The Registrant’s initial filing of this Registration Statement on November 7, 2023 (the “Original Form S-1”) registered 2,190,477 shares of Common Stock for an aggregate offering price of $13,690,481.20. The Registrant’s subsequent amendment No.2 to this Registration Statement (the “Form S-1/A”) decreased the total aggregate offering price to $9,853,200, which is less than the amount previously registered. Since the maximum aggregate offering price does not increase since the Original Form S-1, the Registrant does not need to pay additional registration fee.